Exhibit 99.1

KIMBALL INTERNATIONAL ANNOUNCES NEW BOARD MEMBER:
THOMAS TISCHHAUSER

JASPER, IN (August 19, 2008) -- Kimball International, Inc. (NASDAQ: KBALB) today announced the appointment of Thomas J. Tischhauser to the Company's Board of Directors. His appointment becomes effective with his election at today's Board meeting.

Kimball International Board Chairman Douglas A. Habig welcomed Tischhauser, saying "Tom's experience and executive leadership, combined with his international business knowledge, will help us broaden the expertise of our Board. In addition to his obvious knowledge of the automotive industry, including the EMS industry, he also has substantial long term management and executive development experience. His input, advice and coaching will be a welcome addition." Habig added, "Tom's values clearly reflect our corporate Guiding Principles and sense of ethics."

Mr. Tischhauser is a former Vice President of Continental Automotive Systems Group, where he served as General Manager of the Powertrain and Chassis Business Unit, North America & Asia, responsible for all aspects of the unit. Previously, he held the position of Corporate Vice President and General Manager for Motorola's $1.6 billion Automotive Electronics Group. In addition, he was responsible for the divestiture and post acquisition integration of the Motorola unit into Continental Automotive, a $5.4 billion company. Tischhauser spent over two years as an expatriate, on assignment in Wiesbaden, Germany where he served as Vice President and General Manager of Motorola's Automotive Interiors and Electronics Group, European Region, managing six sites throughout Europe.

Tischhauser, 50, began his career with International Harvester Company in 1980 as a mechanical engineer in their Agricultural Equipment Division. He then joined Motorola's Communication Sector, beginning a progression of advancements in responsibilities and professional development. A recipient of five U.S. patents, Tischhauser earned a B.S. degree in Engineering from Cornell University and holds a Leadership Development Certificate from Northwestern, Kellogg School of Business. He currently resides in Barrington, Illinois, with his wife and two daughters.

About Kimball International, Inc.

Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website at: www.kimball.com.

"Kimball International ... We Build Success!"